Exhibit 99.1

News For Immediate Release

Memorial Production Partners LP to Acquire Oil Producing Properties and

Announces Updated Commodity Hedge Positions and Updated 2014 Guidance

HOUSTON, TEXAS, May 5, 2014—Memorial Production Partners LP (NASDAQ: MEMP) announced today that it has signed a definitive agreement to acquire certain oil producing properties in Wyoming for a purchase price of approximately $935 million, subject to customary purchase price adjustments. The transaction has an effective date of April 1, 2014 and is expected to close in the third quarter of 2014.

The acquired properties consist of established tertiary CO2 floods located in two fields in the Bairoil Complex in Sweetwater and Carbon Counties in Wyoming. The Bairoil Complex properties are 100% operated with an average working and net revenue interest of 100% and 88%, respectively. The properties cover approximately 6,800 gross (6,800 net) acres and include 140 producing wells and 166 injection wells.

Transaction Highlights

•	Expected to be immediately accretive to distributable cash flow and net asset value

•	Properties have a stable, long-lived production profile with a projected average annual PDP decline rate of approximately 5%

•	Estimated proved reserves of approximately 83 MMBbls (59% proved developed)

•	Estimated current net production of approximately 5.9 MBbls/d (81% oil and 19% NGLs)

•	Proved reserve to production ratio of 39 years

•	Assets have high operating margins and moderate capital expenditure requirements

•	Significant original oil in place (“OOIP”) with a multi-year inventory of low-cost development projects

•	Bairoil Complex properties were discovered in the early 1900’s; began secondary recovery in the 1970s and tertiary recovery under CO2 flood in the late 1980s

•	Long-term CO2 supply contract in place

•	Revising 2014 Adjusted EBITDA guidance range to $355 - $375 million from the previously announced range of $303 - $311 million

•	Revising 2014 Distributable Cash Flow guidance range to $183 - $203 million from the previously announced range of $158 - $166 million

“These assets complement our existing portfolio due to their very shallow decline rate, low operating cost structure and low maintenance capital requirements. The contiguous nature of the acreage, contracted CO2 supply and robust infrastructure enhances our ability to operate the properties,” said John A. Weinzierl, Chairman and Chief Executive Officer of the general partner of MEMP. “Given the long-life nature of these assets and the significant remaining oil in place, we expect these assets to create long-term value for our unitholders.”

Bill Scarff, President of the general partner of MEMP added, “We are excited to announce another accretive acquisition. This transaction expands our presence in the Rockies, lowers risk through a more balanced liquids profile and represents an opportunity to acquire a very large resource base with low-decline production, which should provide a stable cash flow stream for years to come.”

Acquired Reserves

The following are estimated total proved reserves attributable to the oil and gas properties to be acquired in this transaction as of April 1, 2014.

	Oil	NGL	Total
	(MBbls)	(MBbls)	(MBbls)

PDP	26,062	11,797	37,860

PDNP	6,377	4,825	11,202

PUD	30,286	3,854	34,141

Total Proved	62,726	20,476	83,202

Financial Highlights

MEMP expects to fund the transaction through borrowings under its $2.0 billion multi-year revolving credit facility, which currently carries a borrowing base of $870 million prior to any increase for the acquisition. As of April 30, 2014, MEMP had $496 million of available borrowing capacity. The transaction is expected to result in a significant borrowing base increase, and MEMP is working with its lenders to complete a redetermination of the borrowing base pro forma for the acquisition. MEMP’s liquidity position is expected to be in excess of $200 million following the close of the transaction. Citigroup Global Markets Inc. acted as MEMP’s financial advisor for the transaction. Consistent with its hedging strategy, MEMP intends to hedge up to 85% of projected production volumes related to this acquisition for three to six years.

Hedging Update

MEMP has layered on incremental commodity hedges that cover up to 85% of projected production volumes related to this acquisition through 2016. These incremental commodity hedges represent total oil volumes of 3.5 MMBbls for the period July 2014 – December 2016 at a weighted average fixed price of $88.57; and 511,200 Bbls of NGLs for the period July 2014 – December 2015 at an average fixed price of $75.71.

The following table, pro forma for the transaction, reflects the percentage volumes of MEMP’s production covered by commodity derivative contracts and the average fixed or floor prices at which production is hedged. The targeted average net production estimate represents the production required to reach the lower boundary of the annual production range in MEMP’s 2014 updated full year guidance. All of MEMP’s hedges are costless, fixed price swaps and collars.

	2014	2015	2016	2017	2018	2019
Natural Gas Derivative Contracts:
Total weighted-average fixed/floor price	$4.40	$4.32	$4.40	$4.31	$4.51	$4.75
Percent of 2014 target production hedged	88%	88%	80%	73%	64%	57%

Crude Oil Derivative Contracts:
Total weighted-average fixed/floor price	$94.71	$90.79	$85.44	$84.74	$84.59	$83.33
Percent of 2014 target production hedged	81%	96%	90%	50%	46%	18%

Natural Gas Liquids Derivative Contracts:
Total weighted-average fixed/floor price	$41.07	$43.02	–	–	–	–
Percent of 2014 target production hedged	83%	77%	–	–	–	–

Wtd Avg Fixed/Floor Price Per Mcfe	$8.14	$8.36	$8.34	$7.15	$7.36	$6.19
Percent of 2014 target Production Hedged	85%	88%	69%	53%	47%	35%

*Updated hedge schedule as of May 5, 2014

Additional information regarding MEMP’s hedging program can be found on MEMP’s website www.memorialpp.com, under the Investor Relations section.

Updated 2014 Guidance

In connection with the pending acquisition and current operations forecast, MEMP is revising its 2014 full-year guidance. The guidance included in this press release is subject to the cautionary statements and limitations described under the “Forward-Looking Statements” caption at the end of this press release. MEMP’s guidance is based on its current expectations regarding capital expenditure levels and on the assumption that market demand and prices for oil and natural gas will continue at levels that allow for economic production of these products. It reflects the impact of forecasted growth capital spending as well as recently completed acquisitions. It also assumes the pending acquisition will be completed. A summary of the guidance, assuming no additional acquisitions, is presented below:

Full-Year 2014 Guidance
Annual Production (Bcfe)	74 - 76
Adjusted EBITDA ($MM)(1)	$355 - $375
Distributable Cash Flow ($MM)(1)	$183 - $203
DCF Coverage	1.10x - 1.20x
Maintenance Capex ($MM)	$90
Growth Capex ($MM)	$85 - $115
*Guidance as of May 5, 2014

Webcast and Conference Call

MEMP will host a webcast and conference call today at 10:00 a.m. Central Time to discuss the acquisition. Presentation slides will be available on MEMP’s website prior to the webcast and conference call. Interested parties may join the webcast by visiting MEMP’s website www.memorialpp.com and clicking on the webcast link or by dialing (866) 501-5542 at least 15 minutes before the call begins and providing the passcode 33631218. The webcast and a telephonic replay will be available for seven days following the call and may be accessed by visiting MEMP’s website www.memorialpp.com or by dialing (855) 859-2056 and providing the passcode 33631218.

(1)Adjusted EBITDA and Distributable Cash Flow are non-GAAP financial measures. Please see the reconciliation to the most comparable measure calculated in accordance with GAAP in the “Use of Non-GAAP Financial Measures” section of this press release.

Memorial Production Partners LP is a publicly traded partnership engaged in the acquisition, production and development of oil and natural gas properties in the United States. MEMP’s properties consist of mature, legacy oil and natural gas fields. MEMP is headquartered in Houston, Texas. For more information, visit www.memorialpp.com.

Forward-Looking Statements

This press release may include “forward-looking statements.” All statements, other than statements of historical facts, included in this press release that address activities, events or developments that MEMP expects, believes or anticipates will or may occur in the future are forward-looking statements. Terminology such as “will,” “should,” “expect,” “plan,” “project,” “intend,” “estimate,” “impact,” “believe,” “target,” “potential,” the negative of such terms or other comparable terminology are intended to identify forward-looking statements. These statements are based on certain assumptions made by MEMP based on its experience and perception of historical trends, current conditions, expected future developments, including closing the transaction described in this press release, and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of MEMP, which may cause MEMP’s actual results to differ materially from those implied or expressed by the forward-looking statements. Please read MEMP’s filings with the Securities and Exchange Commission (“SEC”), including “Risk Factors” in MEMP’s Annual Report on Form 10-K, for a discussion of risks and uncertainties that could cause actual results to differ from those in such forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement. Except as required by law, MEMP undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after this press release.

Estimated Proved Reserves

The SEC permits oil and gas companies, in their filings with the SEC, to disclose only proved, probable and possible reserves that meet the SEC’s definitions for such terms. Estimates of reserves in this press release are based on economic assumptions with regard to commodity prices that differ from the prices required by the SEC (historical 12 month average) to be used in calculating reserves estimates prepared in accordance with SEC definitions and guidelines. In addition, reserve engineering is a complex and subjective process of estimating underground accumulations of oil and natural gas that cannot be measured in an exact way and the accuracy of any reserve estimate is a function of the quality of available data and of engineering and geological interpretation and judgment. The estimates of reserves in this press release were prepared by MEMP’s internal reserve engineers and are based on various assumptions, including assumptions related to oil and natural gas prices as discussed above, drilling and operating expenses, capital expenditures, taxes and availability of funds. MEMP’s internal estimates of reserves may not be indicative of or may differ materially from the year-end estimates of MEMP’s reserves prepared by a third party as a result of the SEC pricing and other assumptions employed by an independent reserve engineering firm. This press release contains reference to OOIP attributable to the acquired properties. OOIP is merely an indication of the size of a hydrocarbon reservoir and is not an indication of reserves or the quantity of oil that is likely to be produced. You should not assume that estimates of OOIP are comparable to proved or probable reserves or representative of estimates of future production from the acquired properties. It is not possible to measure OOIP in an exact way, and estimating OOIP is inherently uncertain and based on a subjective analysis of geological and other relevant data applicable to the acquired properties, including assumptions regarding area, thickness, porosity and saturation. Investors are urged to consider closely the disclosure in MEMP’s filings with the SEC, which you can obtain from the SEC’s website at www.sec.gov.

Use of Non-GAAP Financial Measures

This press release and accompanying schedules include the non-GAAP financial measures of Adjusted EBITDA and Distributable Cash Flow. The accompanying schedules provide a reconciliation of these non-GAAP financial measures to their most directly comparable financial measure calculated and presented in accordance with GAAP. MEMP’s non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income, operating income, net cash flows provided by operating activities or any other measure of financial performance calculated and presented in accordance with GAAP. MEMP’s non-GAAP financial measures may not be comparable to similarly-titled measures of other companies because they may not calculate such measures in the same manner as MEMP does.

Adjusted EBITDA. MEMP defines Adjusted EBITDA as net income or loss, plus interest expense; income tax expense; depreciation, depletion and amortization; impairment of goodwill and long-lived assets; accretion of asset retirement obligations; losses on commodity derivative contracts; cash settlements received on commodity derivative instruments; losses on sale of assets; unit-based compensation expenses; exploration costs; acquisition related costs; amortization of investment premium; and other non-routine items, less interest income; income tax benefit; gains on commodity derivative contracts; cash settlements paid on commodity derivative instruments; gains on sale of assets and other non-routine items. Adjusted EBITDA is commonly used as a supplemental financial measure by management and external users of MEMP’s financial statements, such as investors, research analysts and rating agencies, to assess: (1) the financial performance of its assets without regard to financing methods, capital structures or historical cost basis; (2) the ability of its assets to generate cash sufficient to pay interest, support MEMP’s indebtedness and make distributions on its units; and (3) the viability of projects and the overall rates of return on alternative investment opportunities. Since Adjusted EBITDA excludes some, but not all, items that affect net income or loss and because these measures may vary among other companies, the Adjusted EBITDA data presented in this press release may not be comparable to similarly titled measures of other companies. The GAAP measure most directly comparable to Adjusted EBITDA is net cash flows provided by operating activities.

Distributable Cash Flow. MEMP defines distributable cash flow as Adjusted EBITDA, less cash income taxes; cash interest expense; and estimated maintenance capital expenditures. Management compares the distributable cash flow MEMP generates to the cash distributions it expects to pay MEMP’s partners. Using this metric, management computes MEMP’s distribution coverage ratio. Distributable cash flow is an important non-GAAP financial measure for MEMP’s limited partners since it serves as an indicator of MEMP’s success in providing a cash return on investment. Specifically, this financial measure indicates to investors whether or not MEMP is generating cash flows at a level that can sustain or support an increase in its quarterly cash distributions. Distributable cash flow is also a quantitative standard used by the investment community with respect to publicly traded partnerships because the value of a partnership unit is, in part, measured by its yield, which is based on the amount of cash distributions a partnership can pay to a unitholder. The GAAP measure most directly comparable to distributable cash flow is net cash flows provided by operating activities.

2014 Adjusted EBITDA and Distributable Cash Flow Guidance Reconciliation Table

Memorial Production Partners LP
Reconciliation of Unaudited GAAP Financial Measures to Non-GAAP Financial Measures
2014 Adjusted EBITDA Guidance

(In millions)	Low	High
	For Year Ended	For Year Ended
	December 31, 2014	December 31, 2014

Calculation of Adjusted EBITDA:
Net income	$154	$174
Interest expense	82	82
Depletion, depreciation, and amortization	119	119

Adjusted EBITDA	$355	$375

Reconciliation of Net Cash From Operating Activities to Adjusted EBITDA:
Net cash provided by operating activities	$273	$293
Changes in working capital	-	-
Interest expense	82	82

Adjusted EBITDA	$355	$375

Reconciliation of Adjusted EBITDA to Distributable Cash Flow:
Adjusted EBITDA	$355	$375
Cash Interest Expense	(82)	(82)
Estimated maintenance capital expenditures	(90)	(90)

Distributable Cash Flow	$183	$203

Contact:

Memorial Production Partners LP

Ronnetta Eaton - Manager, Investor Relations

(713) 588-8350

ir@memorialpp.com